Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. (Brad) Kessel, President, 616.447.3933
Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES COMPLETION OF BRANCH SALE TRANSACTION

IONIA, Mich., Dec. 10, 2012 — Independent Bank Corporation (NASDAQ: IBCP) today announced that on Friday, Dec. 7, 2012, its subsidiary bank, Independent Bank, closed on the transaction to sell 21 of its branches to Chemical Bank, headquartered in Midland, Michigan.  The branches sold included 6 branch locations in the Battle Creek market area and 15 branch locations in Northeast Michigan.

The transaction resulted in the transfer of approximately $405 million of deposits to Chemical Bank in exchange for the payment of a deposit premium of approximately $11.5 million.  This represents a deposit premium of 4.0% on certain core deposits, 3.0% on other core deposits and 1.5% on certain “out of market” deposits.  Chemical Bank also purchased (at a discount of 1.75%) certain loans totaling approximately $45 million, which were related to the sold branches. These amounts are subject to adjustment based on a final settlement that will occur prior to year end.

The Company expects to report a net gain on this branch sale of approximately $5.4 million in the fourth quarter of 2012 as well as an increase in Tier 1 capital of approximately $8.0 million.  This gain is net of transaction costs and expenses, loss on the sale of loans, loss on the sale of fixed assets, and existing allocated core deposit intangibles. On a pro forma basis using Sept. 30, 2012 financial data, the sale of the branches is projected to increase Independent Bank's Tier 1 capital ratio from 7.29% to 7.96% (based on estimated average total assets for the fourth quarter of 2012) and its total risk-based capital ratio from 13.22% to 14.31% (based on estimated risk weighted assets at Dec. 31, 2012).  If the Tier 1 Capital ratio was calculated based on estimated total assets at Dec. 31, 2012 (rather than estimated average total assets for the fourth quarter of 2012) this ratio would be approximately 9.12%.

Following this transaction, Independent Bank will continue to operate approximately 70 branch locations throughout Michigan.

Stifel Nicolaus Weisel (financial advisor) and Varnum LLP (outside legal counsel) represented the Company in this branch sale.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.0 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank has received the “Highest Customer Satisfaction with Retail Banking in the North Central Region” from the J.D. Power and Associates 2012 Retail Banking Satisfaction StudySM.  The J.D. Power and Associates study results are based on experiences and perceptions of consumers surveyed January-February, 2012. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.